Exhibit 99.1

EchoStar Places Offering of $2 Billion in Senior Notes

ENGLEWOOD, Colo.—May 18, 2011—EchoStar Corporation (NASDAQ: SATS) today announced that its subsidiary, EH Holding Corporation, has priced an offering of $1.1 billion aggregate principal amount of senior secured notes at an issue price of 100 percent (the “Secured Notes”) and $900 million aggregate principal amount of senior unsecured notes at an issue price of 100 percent (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”). The Secured Notes will be issued as 6½% Senior Secured Notes due 2019, and the Unsecured Notes will be issued as 7 5/8% Senior Notes due 2021.  The net proceeds of the offering are intended to be used to fund a portion of the purchase price and related fees and expenses for EchoStar’s previously announced acquisition of Hughes Communications, Inc., and the remainder will be used to fund the repayment or redemption of certain outstanding indebtedness of Hughes Communications and its wholly-owned subsidiary, Hughes Network Systems, LLC.  EH Holding Corporation will initially deposit the gross proceeds from the offering of the Notes into escrow upon the closing of the offering.

The offering is expected to close on June 1, 2011, subject to customary conditions.

EH Holding Corporation placed the Notes in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.   This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes; nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in EchoStar Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and EchoStar Corporation expressly disclaims any obligation to update these forward-looking statements.